                                                                  EXHIBIT 10.19




                           ENERGY MANAGEMENT SERVICES

                                   AGREEMENT


================================================================================



                                    between


                       Southern California Water Company


                                      and


                               Enova Energy, Inc.

                      ENERGY MANAGEMENT SERVICES AGREEMENT
                                    BETWEEN
                       SOUTHERN CALIFORNIA WATER COMPANY
                                      AND
                               ENOVA ENERGY, INC.



                               Table of Contents
                               -----------------
Section                                                                 Page
-------                                                                 ----
 1.     Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
 2.     Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
 3.     Effective Date, Term and Cancellation of the Agreement . . . . .  1
 4.     Services . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
 5.     Compensation . . . . . . . . . . . . . . . . . . . . . . . . . .  3
 6.     Billing and Payment  . . . . . . . . . . . . . . . . . . . . . .  4
 7.     Further Assurances . . . . . . . . . . . . . . . . . . . . . . .  4
 8.     Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
 9.     No Third Party Rights  . . . . . . . . . . . . . . . . . . . . .  6
10.     Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
11.     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
12.     Uncontrollable Forces  . . . . . . . . . . . . . . . . . . . . .  7
13.     Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
14.     Complete Agreement . . . . . . . . . . . . . . . . . . . . . . .  8
15.     Representatives and Notices  . . . . . . . . . . . . . . . . . .  8
16.     Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . .  9
17.     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
18.     Proprietary Information and Ownership Rights . . . . . . . . . .  9
19.     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
20.     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . 10
21.     Signature Clause . . . . . . . . . . . . . . . . . . . . . . . . 11










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                      ENERGY MANAGEMENT SERVICES AGREEMENT

                                    BETWEEN

                       SOUTHERN CALIFORNIA WATER COMPANY

                                      AND

                               ENOVA ENERGY, INC.

1.   PARTIES

     This Energy Management Services Agreement (Agreement) is made between Southern California Water Company (SCWC), a California corporation and Enova Energy, Inc. (Enova), a California corporation, hereinafter sometimes referred to individually as "Party" and collectively as "Parties."

2.   AGREEMENT

     The Parties agree as follows.

3.   EFFECTIVE DATE, TERM AND CANCELLATION OF THE AGREEMENT

       3.1 Effective Date: This Agreement is effective as of the date when signed by the duly authorized representatives of both SCWC and Enova.

       3.2 Termination: Either Party may terminate this Agreement by providing the other Party with six months (6) advance written notice of such termination provided that such notice shall not be given prior to December 31, 1996.

       3.3       Cancellation:

                 3.3.1 SCWC's Rights: If Enova fails to perform any of its material obligations or covenants in the manner required under this Agreement, SCWC may terminate this Agreement by giving Enova a thirty (30) day notice (cure period) of its intention to terminate the Agreement, specifying the default and the manner of cure SCWC contends is required under the Agreement. The termination notice shall be effective to terminate this Agreement unless Enova has cured the default within the cure period. If the default is cured within the cure period, then SCWC shall acknowledge the cure in writing.







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                 3.3.2    Enova's Rights: Enova shall have the option to
                          terminate this Agreement effective upon thirty (30) days' written notice to SCWC if (i) federal, state or local statutes, regulations or other laws are modified or interpreted in such a manner, or (ii) SCWC enters into any energy supply agreement, which is not an Enova Recommendation, so as to:

                          3.3.2.1 prohibit Enova from providing any of the
                                  energy management services covered by this Agreement;

                          3.3.2.2 adversely affect Enova's ability to perform
                                  services in accordance with this Agreement;
                                  or

                          3.3.2.3 adversely affect Enova's ability to achieve
                                  cost savings for SCWC under this Agreement.

4.       SERVICES

         4.1 Resource Planning and Risk Management Services: Enova shall provide integrated resource planning and risk management services to SCWC. These services shall include the annual development of a 5 year resource plan. Such resource plan shall address:

                 4.1.1    energy cost and reliability;

                 4.1.2 the risks associated with i) long-term contracts and potential stranded investment and ii) short-term contracts and potential price volatility; and

                 4.1.3 the use of risk management products to minimize the risks identified pursuant to Section 4.1.2.

         4.2 Energy Management Services: Enova shall be the exclusive provider of the following energy management services for SCWC:

                 4.2.1 For capacity, energy and transmission service transactions of one (1) month or less in duration, Enova shall:

                          4.2.1.1 perform the scheduling, dispatching and
                                  accounting of SCWC's firm and non-firm energy and transmission service purchases, sales and exchanges. Enova shall act in the name of SCWC as an independent contractor utilizing SCWC's enabling contracts that provide for the purchase, sale, and/or exchange of capacity, energy, and transmission service that now or in the future may exist between SCWC and others for the term hereof. Additionally, in order for Enova to perform the accounting, SCWC shall promptly provide Enova copies of all invoices for such energy costs.





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                          4.2.1.2 submit energy schedules to Southern
                                  California Edison (SCE) pursuant to the terms of the SCE control area import agreement.

                 4.2.2 For capacity, energy and transmission service transactions of greater than one (1) month in duration, Enova shall:

                          4.2.2.1 assess available energy markets, through
                                  formal request for proposals (RFP) and
                                  informal routine telephone contacts, to
                                  identify feasible and economically beneficial resource transactions;

                          4.2.2.2 analyze market trends, economic conditions,
                                  legislation and regulatory actions affecting the availability, cost and utilization of bulk-power; and

                          4.2.2.3 develop, negotiate and administer contracts
                                  for the procurement and/or sale of purchased power or transmission services (each such transaction must be agreed to in writing by SCWC before being acquired for SCWC by Enova).

5.       Compensation

         5.1 Monthly Service Fee: In recognition of the services provided in Section 4 above, SCWC shall pay to Enova a monthly service fee as specified below:

                 5.1.1    A fixed monthly service fee of $6,000.

                 5.1.2 A variable monthly service fee equal to $1.70/MWh for all energy purchased by Enova on behalf of SCWC.

                 5.1.3 Beginning January, 1997, the fixed monthly service fee shall be adjusted annually, effective January 1 of each calendar year thereafter, by multiplying the previous year's ("Base Year") fixed monthly service fee by a factor equal to the quotient of (i) the average of the 12 month series of the CPI for Los Angeles, Anaheim and Riverside ("CPI") or, if this CPI is no longer available, the U.S. City Average CPI, divided by (ii) the average of the 12 month CPI series, or successor thereto, ending October 31 of the fiscal year immediately prior to the Base Year.

         5.2 Communication Equipment and Monthly Costs: SCWC shall be responsible for the cost of establishing and maintaining communications necessary to conduct energy management services pursuant to Section 4.2 hereof. Such costs shall include one-time hardware, software development if required, and monthly communications facility costs. Such costs shall be discussed and agreed to by the Parties before they are incurred.





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6.       Billing and Payment

         6.1 General Billing: Commencing with the month immediately following the month in which services have commenced pursuant to Section 3.1, Enova shall by the seventh day of each month provide SCWC a written statement of services rendered. Each service shall be itemized and subject to the following billing provisions.

                 6.1.1 Billing: Enova shall provide by the seventh (7th ) day of each month a bill to SCWC itemizing all services for which there are charges that month.

                 6.1.2 Payment: Each month, by the twentieth (20th ) day, SCWC shall pay to Enova the amount billed for that month.

         6.2     Energy Management Services: The monthly amount, pursuant to
                 Section 5.1 above, shall be noted on each monthly bill.

         6.3 Communication Costs: Communication costs for equipment, software and monthly services, pursuant to Section 5.2, shall be itemized in the monthly statement submitted by Enova to SCWC.

         6.4 Late Payments: If either Party fails to make payment when the same is due, interest thereon shall accrue and be payable at the rate of one percent (1%) compounded per month or the maximum legal rate, whichever is less, prorated by days until payment is received. Interest shall be computed on the basis of a thirty (30) day month and applied to the actual number of days from the due date until payment is made.

         6.5 Billing Disputes: In the event either Party (the "Disputing Party") should in good faih dispute any portion of the amount shown on any statement, the Disputing Party shall pay all of that statement, including the disputed amount. Any amount which is disputed by the Disputing Party in good faith and which is thereafter determined not to be owing by the Disputing Party, shall be refunded by the non-Disputing Party, together with interest on such amount as provided in
                 Section 6.4, within twenty (20) days of final resolution of such dispute by written agreement of the Parties or final decision of the Arbiters if the disputes are submitted to arbitration as provided in Section 16 hereof.

7.       FURTHER ASSURANCES

         7.1 Purchasing Practices: Each Party shall use its best commercially reasonable efforts to take, or cause to be taken, any action to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions and activities contemplated by this Agreement, including, but not





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                 limited to, amendment of SCWC's current purchasing practices and procedures to allow Enova to perform services pursuant to this Agreement.

         7.2 Allocation of Non-Firm Resources: Enova represents and SCWC acknowledges that Enova shall provide similar services contemplated by this Agreement for others, in addition to SCWC. To avoid the appearance and the possibility of a conflict of interest with SCWC or a claim that Enova may not be acting in SCWC's best interests to reduce purchased power costs, Enova shall allocate non-firm energy and non-firm transmission, and other electric services, pro rata among Enova's customers, including SCWC, on the basis of each customer's megawatt-hour and, as appropriate megawatt requirement during any hour of service; provided, however, that SCWC's firm power and firm transmission resources shall not be so allocated. SCWC acknowledges and agrees that the allocation method described herein adequately addresses any potential conflict with SCWC's interest which is served by Enova and waives any and all claims it may have against Enova arising from such allocation method.

         7.3 Control and Payment of Subordinates: SCWC retains Enova on an independent contractor basis and not as an employee. The personnel performing the services contemplated by this Agreement on behalf of SCWC shall at all times be under Enova's exclusive direction and control and are not employees of SCWC. Enova shall pay all wages, salaries, and other amounts due such personnel in, connection with their performance of services under this Agreement and as required by law. Enova shall be responsible for all reports and obligations regarding such personnel including, but not limited to: social security taxes, income tax withholding, unemployment insurance, and workers compensation insurance.

8.       AUDITS

         8.1 Right to Audit: Upon prior notice, either Party shall have the right to designate its own employee representative(s) or its contracted representative(s) with a certified public accounting firm who shall have the right to examine those accounts, books, records, or supporting documentation to verify the accuracy of any statement, charge, computation or demand made under or pursuant to this Agreement and related capacity, energy, transmission or other electric services agreements. Any such audit(s) shall be at the auditing Party's expense and undertaken at reasonable times and in conformance with generally accepted auditing standards. The other Party agrees to fully cooperate with any such audit(s).





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         8.2     Audit Period: The right to audit shall extend during the
                 length of this Agreement and for a period of not more than one
                 (1) year following the month in which services were performed. The Parties shall retain all necessary records and documentation for the entire length of this audit period.

         8.3 Remedy of Errors: In the event any exceptions are found during an audit, the Party finding the exceptions shall promptly notify the other Party of such exception in writing. The Parties shall attempt to resolve all audit exceptions as soon as possible thereafter. To the extent that resolution of an audit exception involves a monetary payment from one Party to the other, the Party making payment shall do so within sixty
                 (60) days of the audit exception resolution. The payment amount shall include interest calculated at the rate of one percent (1 %) compounded per month or the maximum legal rate, whichever is less, of the unpaid balance prorated by days from the date of resolution until payment is received. Interest shall be computed on the basis of a thirty (30) day month and applied to the actual number of days from the due date until payment is made.

9.       NO THIRD PARTY RIGHTS

         Except as otherwise specifically provided in this Agreement, the Parties do not intend to create rights in, or to grant remedies to, any third party as a beneficiary of this Agreement or of any duty, covenant, obligation or undertaking established herein.

10.      WAIVERS

         Any waiver at any time by either Party of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any subsequent default or other matter arising in connection therewith or otherwise. Any delay, short of the statutory period of limitation in asserting or enforcing any right, shall not be deemed a waiver of such right.

11.    ASSIGNMENT

       No transfer or assignment of all or any part of this Agreement or any rights, benefits or duties under it by any Party shall be effective without the prior written consent of the other Party which consent shall not be unreasonably withheld; provided, that this Section shall not apply to interests which arise by reason of any deeds of trust, mortgages, indentures or security agreements heretofore granted or executed by a Party. Any successor to or transferee or assignee of the rights of a Party, whether by voluntary





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         transfer, judicial sale, foreclosure sale, or otherwise, shall be subject to all terms and conditions of this Agreement to the same extent as though such successor, transferee or assignee were an original Party.

12.      UNCONTROLLABLE FORCES

         Neither Party shall be considered in default in the performance of any of its obligations under this Agreement (other than obligations of said Party to make payments hereunder) when a failure of performance shall be due to uncontrollable forces. A Party rendered unable to fulfill any of its obligations under this Agreement by reason of an uncontrollable force shall exercise due diligence to remove such inability with all reasonable dispatch. Nothing contained herein shall be construed so as to require a Party to settle any strike or labor dispute in which it may be involved. For the purposes of this Agreement, an uncontrollable force shall be any cause beyond the control of the Party affected, including but not limited to, failure of or threat of failure of facilities, flood, earthquake, storm, fire, lightning, epidemic, famine, war, riot, civil disturbance or disobedience, labor dispute, labor or material shortage, restraint by court order or public authority, and action or non-action by, or inability to obtain necessary authorizations or approvals from any governmental agency or authority which, by exercise of due diligence and foresight, such Party could not reasonably have been expected to avoid and which, by exercise of due diligence, it has been unable to overcome.

13.      LIABILITY

         13.1 Willful Action: Except for any loss, damage, claim, cost, charge or expense resulting from willful action, no Party, its directors, or other governing body, officers, or employees shall be liable to the other Party for any loss, damage, claim, cost, charge, or expense of any loss, damage, claim, cost, charge, or expense of any kind or nature (including direct, indirect, or consequential loss, damage, claim, cost, charge, or expense) incurred by the other Party, resulting whether or not from the negligence of any Party, its directors, or other governing body, officers, employees, or any other person or entity whose negligence would be imputed by such Party from the performance or nonperformance of the obligations of any Party under this Agreement.

         13.2 Release: Except for any loss, damage, claim, cost, charge, or expense resulting from willful action, each Party releases the other Party, its directors, or other governing body, officers, and employees, from any such liability referred to in Section 13.1.





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14.      COMPLETE AGREEMENT

         This Agreement constitutes the complete and entire agreement between the Parties. Any previous communications, representations, or agreement, whether oral or written, with respect to the subject matter thereof are withdrawn. There are no additions to, or deletions from, or changes in, any of the provisions hereof, and no understanding, representations, or agreements concerning any of the same, which are not expressed herein. The invalidity of any part of this Agreement shall not affect the validity of the remaining parts of the Agreement.

15.      REPRESENTATIVES AND NOTICES

         15.1 Representatives: Each Party shall designate an Authorized Representative and an alternate who shall be authorized to act on its behalf with respect to matters contained herein which are the functions and responsibilities of the Authorized Representatives. Within thirty (30) calendar days after execution of this Agreement, each Party shall give written notice to the other Party of its designation, and shall promptly notify the other Party of any subsequent changes in such designation. The Authorized Representatives shall have no authority to modify any of the provisions of this Agreement.

         15.2 Notifications: Any notice, request, demand, or statement shall be given in writing and delivered by prepaid first class mail, facsimile, or by hand to a Party at the addresses provided below or such other addresses as the Parties hereto may designate in writing from time to time:



                          TO ENOVA:        12555 High Bluff Drive
                                           Suite 155
                                           San Diego, CA 92130
                          FAX Number:      (619) 792-2926

                          TO SCWC:         2143 East D St., Suite 110
                                           Ontario, CA 91761
                          FAX Number:      (909) 390-5299

         15.3 Timing of Notices: Notices or demands delivered personally or by facsimile shall be deemed served as of actual receipt. Mailed notices or demands shall be deemed served seventy-two
                 (72) hours after deposit in the United States mail.





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16.      ARBITRATION

         16.1 If any controversy, dispute or claim arises out of this Agreement which cannot be resolved by the personnel directly involved, either Party may invoke this dispute resolution procedure by giving written notice to the other Party. This process shall be a compromise negotiation. All offers, promises, conduct and statements, whether oral or written made pursuant to this negotiation shall be confidential, inadmissible, and not discoverable for any purpose, including impeachment, in any subsequent arbitration between the Parties.

         16.2 If any dispute arises, as to any factual matter, the Parities shall submit the factual dispute to binding arbitration. The Party wanting to pursue such arbitration shall prepare and serve on the other Party a detailed explanation of the dispute, including the issues to be resolved and the requested relief, to which the other Party shall reply within thirty
                 (30) days. Within ten (10) days after service of the reply, each Party shall choose an arbitrator, who together shall choose a third (neutral) arbitrator, and the three shall determine the issues. In all other respects, the arbitration shall be governed by the rules of the American Arbitration Association. The arbiters shall render a decision in writing not later than thirty (30) days after the matter has been submitted to them, and the decision of a majority shall be binding upon the Parties. The arbiters may, in their discretion, award arbitration costs and attorneys' fees to either Party. The Parties intend that this Agreement to arbitrate be valid, enforceable, and irrevocable.

         16.3 The decision of the arbiters shall be binding, final and unappealable and shall have the effect of a judgment. If the decision is not complied with by a Party within twenty (20) days of the time of receipt of a written copy of the award of the arbiters, the other Party may apply to a court of competent jurisdiction for entry of a judgment based on such award, together with the costs, including a reasonable attorney's fee, incurred in obtaining such judgment.

17.      SURVIVAL

         Obligations and rights set forth in Sections 5, 6, 8, 10, 11, 12, 13, 16 and 19 hereof pertaining to or affecting each Party's obligation to make payments hereunder shall survive until fully satisfied.

18.      PROPRIETARY INFORMATION AND OWNERSHIP RIGHTS

         18.1 Enova agrees to use reasonable steps to keep confidential all information related to projects, methods of manufacture, trade


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                 secrets or processes (except such information as may belong in the public domain), and the business or affairs of SCWC which may be acquired in the performance of work pursuant to Section 4 hereof, provided all such information requiring confidential treatment has a legend to that effect on it at the time it is given to Enova.

         18.2 Previously developed reports, computer programs, recommendations, specifications, drawings, technical data, sketches and all the information used by Enova in connection with its performance pursuant to Section 4 hereof shall remain the exclusive property of Enova. Performance under Section 4 hereof shall not convey to SCWC any right to use (either temporarily or permanently) such previously developed materials unless specifically provided in writing as part of this Agreement.

         18.3 The reports, computer programs, recommendations, specifications, drawings, technical data, sketches and all other information developed and furnished by Enova in connection with its performance pursuant to Section 4 hereof shall remain the exclusive property of Enova, subject to SCWC's permanent right to use same for its own purposes. Enova shall have the unrestricted right to use and reproduce all such information, unless such use would violate Enova's obligation to SCWC pursuant to Section 18.1 hereof.

19.      TAXES

         In the event foreign, federal, state or local taxes (other than corporate taxes) are assessed on any transaction undertaken by Enova for and on behalf of SCWC which is contemplated by this Agreement, SCWC shall reimburse Enova for the amount of such tax which shall be invoiced in a separate statement to SCWC as an additional direct expense under Section 6 hereof.

20.      GOVERNING LAW

         This Agreement shall be interpreted, governed by, and construed under the laws of the state of California or the laws of the United States, as applicable, as if executed and to be performed wholly in the state of California.





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21.      SIGNATURE CLAUSE

         The signatories hereto represent that they have been authorized to enter into this Agreement on behalf of the Party for whom they sign.



BY /s/ DWAIN M. BOETTCHER                      DATE          3/26/96
   ---------------------------------                -------------------------
Dwain M. Boettcher
Vice-President
Enova Energy, Inc.



BY /s/ JOEL A. DICKSON                         DATE          3/25/96
   ---------------------------------                -------------------------
Joel A. Dickson
Vice President Customer Service
Southern California Water Company



















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